360 Funds - Stringer Growth Fund N-CSR

Exhibit 13.(a)(4)

Change in Independent Registered Public Accounting Firm

The Audit Committee of the Board has approved and selected (and the Board has approved) Tait Weller & Baker, LLP (“Tait”) to replace Cohen & Company, Ltd. (“Cohen”) as the Fund’s independent registered public accounting firm for the Fund’s fiscal year ended February 29, 2024. Through the past fiscal year and through the date of Cohen’s replacement as auditor of the Fund, the Fund had no disagreements with Cohen on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedures, which, if not resolved to the satisfaction of Cohen would have caused Cohen to make reference to the disagreement in a Cohen report, and there were no reportable events of the kind described in Item 304(a)(1)(v) of Regulation S-K under the Securities Exchange Act of 1934.

With respect to the Fund, Cohen’s audit opinions, including for the fiscal year ended February 28, 2023, did not contain either an adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope or accounting principles. During the last fiscal year of the Fund, neither the Fund nor anyone on their behalf has consulted Tait on items concerning the application of accounting principles to a specified transaction (either completed or proposed) or the type of audit opinion that might be rendered on the Fund’s financial statements, or concerning the subject of a disagreement of the kind described in Item 304(a)(1)(iv) of Regulation S-K or reportable events of the kind described in Item 304(a)(1)(v) of Regulation S-K.

The Fund requested Cohen to furnish it with a letter addressed to the SEC stating whether or not it agrees with the above statements. A copy of such letter will be filed as an Exhibit to the Form N-CSR filing.

May 7, 2024

U.S. Securities and Exchange Commission
Office of the Chief Accountant
100 F Street, NE
Washington, DC 20549

Re: 360 Funds
File no. 811-21726

Dear Sir or Madam:

We have read Exhibit 99 13(a)(4) of Form N-CSR of Stringer Growth Fund, a series of 360 Funds, dated May 7, 2024, and agree with the statements concerning our Firm contained therein.

Very truly yours,

Cohen & Company, Ltd.

C O H E N  &  C O M P A N Y , L T D .

800.229.1099 | 866.818.4538 fax | cohencpa.com

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